IRON FINANCIAL MANAGEMENT, INC.

Letter Agreement

September 1, 2007

To: Unified Series Trust
431 North Pennsylvania Street
Indianapolis, IN 46204

Dear Sirs:

You have engaged us to act as the sole investment adviser to the Iron Market Opportunity Fund (the "Fund") pursuant to a Management Agreement approved by the Board of Trustees.

Effective as of September 1, 2007 through September 30, 2008, we hereby agree to reduce our management fee from 0.50% to 0.30% of the Fund's average daily net assets.

Very truly yours,

Iron Financial Management Inc.

By: [signature]
Name: Aaron Izenstark
Title: President

Acceptance

The foregoing Agreement is hereby accepted.

Unified Series Trust

By: [signature]
Anthony J. Ghoston, President